Exhibit 10.70

FTI CONSULTING, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2016

1. Establishment and Objectives of the Plan

FTI Consulting, Inc., a Maryland corporation (“FTI” or the “Company”), by action of its Board of Directors (the “Board”), hereby further amends and restates the FTI Consulting, Inc. Non-Employee Director Compensation Plan (the “Plan”), for the benefit of Non-Employee Directors of FTI.  The Plan was adopted by the Board effective as of April 27, 2005, was amended by the Board effective as of June 6, 2006, was amended and restated by the Board effective as of February 20, 2008, was further amended by the Board as of March 31, 2009, and is further amended and restated by the Board as set forth herein to be effective as of January 1, 2016. The Plan is intended to advance the interests of the Company by providing the Company an advantage in attracting and retaining Non-Employee Directors and by providing Non-Employee Directors with additional incentive to serve the Company by increasing their proprietary interest in the success of the Company.  All equity-based awards under this Plan shall be made pursuant to an Equity Plan.

2. Definitions

As used in the Plan, the following definitions apply to the terms indicated below.

(a)“Account” means a bookkeeping reserve account to which Stock Units, Restricted Stock Units or cash amounts, as applicable, are credited on behalf of Non-Employee Directors.

(b)“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships), as determined by the Board.

(c)Annual Equity Award” means the grant of an Award to a Non-Employee Director pursuant to Section 5.

(d)“Annual Equity Award Value” means the U.S. dollar value established by the Board in accordance with Section 5.1, used to determine the Annual Equity Award.

(e)“Annual Meeting” means the annual meeting of stockholders of the Company held on the relevant Annual Meeting Date.

(f)“Annual Meeting Date” means the date of the Company’s Annual Meeting for the relevant Plan Year.

(g)“Annual Retainer” means the retainer fee established by the Board in accordance with Section 4.1 and payable to a Non-Employee Director for services performed as a member of the Board of Directors.

(h)“Appointment Date” means the date that a New Director first joins the Board as a Non-Employee Director, provided such date is not an Annual Meeting Date.

(i)“Award” means a share of Restricted Stock, a Restricted Stock Unit or a Stock Unit, as applicable, or, to the extent applicable with respect to awards granted prior to the Effective Date, an Option.

(j)“Board” or “Board of Directors” means the Board of Directors of the Company.

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(k)“Change in Control” shall have the meaning assigned to such term pursuant to the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan, as amended and restated effective June 3, 2015, as further amended from time to time, or pursuant to any successor Equity Plan.

(l)“Change in Control Event” shall have the meaning ascribed thereto under Code Section 409A(a)(2)(A)(v) with respect to a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company.

(m)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(n)“Committee” means the Compensation Committee of the Board (or any successor Board committee as may be designated by the Board from time to time), comprised of directors who are independent directors as defined in the New York Stock Exchange’s Listed Company Manual, who are “outside directors” within the meaning of Code Section 162(m), and who are “non-employee directors” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act

(o)“Common Stock” means the Company’s common stock, par value $.01 per share.

(p)“Company” means FTI Consulting, Inc., a Maryland corporation.

(q)“Cyclical Equity Grant” means the grant of an equity award on the applicable three-year cyclical payment date of each Incumbent Director as compensation pursuant to Section 5 of the Plan as in effect prior to the Effective Date.

(r)“Deferral Election” means a written election made in accordance with the provisions of Section 6 to defer receipt of the Non-Employee Director’s Annual Retainer or Annual Equity Award.

(s)“Disability” or “Disabled” means the inability to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or last for a continuous period of not less than twelve months, as determined in accordance with Code section 409A.

(t)“Effective Date” means February 20, 2008.

(u)“Elected Payment Date” means the date elected by a Non-Employee Director pursuant to Section 7 of this Plan.

(v)“Elections” mean, collectively, a Non-Employee Director’s Deferral Elections and Payment Elections.

(w)“Eligible Director” means each New Director and each Incumbent Director who is a U.S. Non-Employee Director on or after an Annual Meeting Date; provided that in each such case the person was serving as a director on the Board at the relevant time.

(x)“Equity Plan” means any equity compensation plan that has been approved by the Company’s stockholders, from time to time, provided that such equity compensation plan provides for the applicable Award.

(y)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(z)“Existing Maturity Date” means (i) with respect to an Annual Retainer, the date an Incumbent Director would have been eligible to receive his next Annual Retainer under the this Plan as in effect immediately before the Effective Date, and (ii) with respect to the Annual Equity Award, the date an Incumbent Director would have been eligible to receive his next Cyclical Equity Grant under the Plan as in effect immediately before the Effective Date.

(aa)“Fair Market Value” means, with respect to a share of the Common Stock on the relevant date, the closing price, regular way, reported on the New York Stock Exchange or if no sales of the Common Stock are reported on the New York Stock Exchange for that date, the closing price reported for the last previous day for which sales were reported on the New York Stock Exchange.  If the Common Stock is no longer listed on the New York Stock Exchange, the Committee may designate such other exchange, market or source of data as it deems appropriate for determining such value for the purposes of the Plan.  For all purposes under the Plan, the term “relevant date” as used in this definition of Fair Market Value means the date as of which Fair Market Value is to be determined.

(bb)“Grant Date” means, as applicable, (i) with respect to the Annual Retainer, the date specified in Section 4.2 for receipt of the Annual Retainer absent a Deferral Election, and (ii) with respect to the Annual Equity Award, the Annual Meeting Date or the Appointment Date, as applicable, on which the applicable Annual Equity Award is made, as specified in Section 5.2.

(cc)“Incumbent Director” means a person serving as a Non-Employee Director on the Effective Date and who continues to serve as a Non-Employee Director immediately following the Annual Meeting held in 2008.

(dd)“New Director” means a person who (i) is first elected or appointed as a Non-Employee Director on or after the Effective Date or (ii) first becomes a Non-Employee Director on or after the Effective Date.

(ee)“Non-Employee Director” means a member of the Board who, at the time of his or her service, is not an employee of the Company or any Affiliate.

(ff)“Option” means a nonstatutory stock option to purchase one share of Common Stock as provided for under an the FTI Consulting, Inc. Non-Employee Director Compensation Plan as in effect prior to the Effective Date.

(gg)“Payment Date” means the date on which the first of the events set forth in Section 7.3 shall occur.

(hh)“Payment Election” means a written election made in accordance with the provisions of Section 7.2 to select an Elected Payment Date with regard to an award of Stock Units and/or Restricted Stock Units.

(ii)“Plan” means the FTI Consulting, Inc. Non-Employee Director Compensation Plan, as amended, restated and supplemented from time to time.

(jj)“Plan Administrator” means the Board or the Committee, as the case may be.

(kk)“Plan Year” means the twelve-month period coinciding with the calendar year.

(ll)“Prorated Amount” means an amount equal to: (1) the Annual Retainer or Annual Equity Award Value, as applicable, reduced (or increased in the case of the first Annual Retainer and the first Annual Equity Award after the Effective Date with respect to an Incumbent Director whose Existing Maturity Date in the relevant Plan Year precedes the Annual Meeting Date for such Plan Year), by (2) the product of (x) the quotient determined by dividing (i) the Annual Retainer or Annual Equity Award Value, as applicable, by (ii)

365 days, multiplied by (y) the number of days between, (i) in the case of an Incumbent Director, the applicable Plan Year’s Annual Meeting Date and the Incumbent Director’s Existing Maturity Date, and, (ii) in the case of a New Director, the Appointment Date and the Annual Meeting Date immediately preceding the New Director’s Appointment Date (excluding the Annual Meeting Date itself).  By way of example only of a reduction of the Annual Equity Award Value, if an Incumbent Director’s Existing Maturity Date is October 24 2008 and the Annual Meeting Date for the 2008 Plan Year is June 10, 2008, the Prorated Amount would be $156,849.52 (determined as follows:  $250,000 -$93,150.48 (or $684.93 ($250,000 ÷ 365 days) x 136 days (the number of days between October 24, 2008 and June 10, 2008 (not counting the Annual Meeting Date)) = $156,849.52).  By way of example only of an increase of the Annual Equity Award Value, if an Incumbent Director’s Existing Maturity Date is June 5, 2008 and the Annual Meeting Date for the 2008 Plan Year is June 10, 2008, the Prorated Amount would be $252,739.72 (determined as follows:  $250,000 + $2,739.72 (or $684.93 ($250,000 ÷ 365 days) x  4 days (the number of days between June 5, 2008 and June 10, 2008 (not counting the Annual Meeting Date)) = $2,739.72).

(mm)“Restricted Stock” means a share of Common Stock that is granted pursuant to the terms of Section 5.3.

(nn)“Restricted Stock Unit” means the expression on the Company’s books of a unit which is equivalent to one share of Common Stock, which unit is granted pursuant to the terms of Section 5 of the Plan.

(oo)“Securities Act” means the Securities Act of 1933, as amended.

(pp)“Stock Unit” means the expression on the Company’s books of a unit, which is equivalent to one share of Common Stock, which unit is granted pursuant to the terms of Section 4 of the Plan.

(qq)“Termination Date” means the date on which the Non-Employee Director ceases to be a member of the Board of Directors of the Company.

(rr)“Unforeseeable Emergency” means a severe financial hardship resulting from an illness or accident of the Non-Employee Director or his or her spouse, beneficiary or dependent, loss of property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Non-Employee Director, determined in accordance with Code Section 409A and the regulations issued thereunder.

(ss)“Vesting Date” means, with respect to each share of Restricted Stock and each Restricted Stock Unit, the applicable date upon which such Restricted Stock or Restricted Stock Unit vests pursuant to Section 7.

(tt)“Deferred Restricted Stock Unit” means a Restricted Stock Unit awarded to a U.S. Non-Employee Director who has made a Deferral Election pursuant to Section 5.3 of the Plan.

(uu)“Non-Employee Foreign Director” means a member of the Board, who, at the time of his or her  service, (i) is not an employee of the Company or any Affiliate, and (ii) is a foreign national or claim’s a country other than the United States of America as his or her primary country of residence.

(vv)“U.S. Non-Employee Director” means a member of the Board, who, at the time of his or her  service, (i) is not an employee of the Company or any Affiliate, and (ii) is a citizen of the United States of America.

3. Administration of the Plan

Except as otherwise provided herein, the Plan shall be administered by the Board.  The Board shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Award granted under it and to adopt such rules and regulations for administering the Plan as it may deem necessary.  Decisions of the Board shall be final and binding on all parties.  The Board shall be the named fiduciary for purposes of the claims procedure set forth in Section 15.

4. Annual Retainer

4.1Amount of Annual Retainer.  Until changed by resolution of the Board, the amount of the Annual Retainer will be $50,000 for each Non-Employee Director who does not serve as a chair of a committee of the Board; $55,000 for each Non-Employee Directors who serves as the chair of the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board; $60,000 for the Non-Employee Director who serves as the chair of the Audit Committee of the Board; and $200,000 for the Non-Employee Director who serves as the Chairman of the Board.

4.2Timing and Manner of Annual Retainer Payment; Proration of Annual Retainer.

(a)On each Annual Meeting Date following the Effective Date, each Non-Employee Director who is duly elected and qualified at such Annual Meeting or who is otherwise serving as a Non-Employee Director immediately following the Annual Meeting, shall receive an Annual Retainer which shall be paid in cash on such Annual Meeting Date, subject to his or her Deferral Election pursuant to Section 4.3.

(b)Notwithstanding anything in the Plan to the contrary, (i) the amount of the Annual Retainer payable to an Incumbent Director on the first Annual Meeting Date following the Effective Date shall be equal to the Prorated Amount, and (ii) a New Director shall receive an Annual Retainer equal to the Prorated Amount on his or her Appointment Date.

4.3Election to Defer Receipt of Annual Retainer.  Each Eligible Director is permitted,   in accordance with the election provisions set forth in Section 6 and Section 7, to make a Deferral Election and Payment Election with respect to his or her Annual Retainer.  For each Plan Year with respect to which an Non-Employee Director has a valid Deferral Election in force, provided that sufficient securities are then available for award under the applicable Equity Plan, the Non-Employee Director shall be awarded on the applicable Grant Date, a number of Stock Units equal to the quotient, rounded down to the nearest whole share, obtained by dividing the amount of the Annual Retainer by the Fair Market Value of one share of Common Stock on the applicable Grant Date.  Such Stock Units will be credited to the Non-Employee Director’s Account as of the applicable Grant Date.  Stock Units will be settled in shares of Common Stock upon or as soon as practicable (but in no event more than 30 days) following the Non-Employee Director’s Payment Date.  Upon the Payment Date for any Stock Units, the Company shall issue to the Non-Employee Director, or his or her estate in the event of death a number of shares of Common Stock equal to the number of Stock Units then credited to his or her Account.  The crediting of Stock Units to the Non-Employee Director’s Account shall not entitle the Non-Employee Director to voting or other rights as a stockholder until shares of Common Stock are issued upon payment, but shall entitle the Non-Employee Director to receive dividend equivalents under Section 8.  Stock Units will be evidenced by written documentation in a form approved by the Plan Administrator, which shall be subject to the terms and conditions of the Plan and the applicable Equity Plan.

4.4Cash Payment in Lieu of Stock Units.  In the event that there are insufficient Stock Units available for issuance to pay the Annual Retainer pursuant to all Deferral Elections, the Company may credit cash amounts in lieu of Stock Units, to the Accounts of one or more Non-Employee Directors for some or all of the amount of the Annual Retainer subject to such Deferral Elections.  The amount of the Annual Retainer taken into consideration in determining Stock Units shall be adjusted accordingly for the crediting of such cash amounts.  Such credited cash amounts shall accrue interest at the simple interest at an annual rate of 6%.

5.Annual Equity Awards.

5.1Annual Equity Award Value. Until changed by resolution of the Board, the Annual Equity Award Value will be $250,000.

5.2Commencement and Timing of Annual Equity Award; Proration of Annual Equity Award.

(a)An Annual Equity Award shall be granted to each New Director on his or her Appointment Date and on each Annual Meeting Date thereafter provided that he or she is then and continues to be a Non-Employee Director immediately following such Annual Meeting, and provided further that if sufficient securities are not available under the applicable Equity Plan, Section 5.4 shall be applicable.

(b)An Annual Equity Award shall be granted to each Incumbent Director on the Annual Meeting Date for the Plan Year which includes the Incumbent Director’s Existing Maturity Date, and on each Annual Meeting Date thereafter, provided that he or she is then and continues to be a Non-Employee Director immediately following such Annual Meeting, and provided further that if sufficient securities are not available under the applicable Equity Plan, Section 5.4 shall be applicable.

(c)Notwithstanding anything in this Plan to the contrary, the Annual Equity Award Value shall be the Prorated Amount for (i) the Annual Equity Award made to a New Director on an Appointment Date, and (ii) the Annual Equity Award made to an Incumbent Director on the Annual Meeting Date for the Plan Year which includes his or her Existing Maturity Date.

(d)An Annual Equity Award shall not be granted to a Non-Employee Director on any Annual Meeting Date if such individual is not duly elected or qualified at such Annual Meeting or who is not otherwise serving as a Non-Employee Director immediately following the Annual Meeting.

5.3Form of Annual Equity Award

(a)The Annual Equity Award to U.S. Non-Employee Directors shall be granted in the form of a number of shares of Restricted Stock equal to the quotient, rounded down to the nearest whole share, obtained by dividing the amount of the Annual Equity Award Value by the Fair Market Value of one share of Common Stock on the applicable Grant Date.  Each Eligible Director shall be permitted, in accordance with the election provisions set forth in Section 6 and Section 7 to make a Deferral Election and a Payment Election with respect to his or her Annual Equity Award.  For each Plan Year with respect to which an Eligible Director has a valid Deferral Election in force, provided that sufficient securities are then available for award under the applicable Equity Plan, the Eligible Director shall be awarded on the Grant Date a number of Restricted Stock Units equal to the number of shares of Restricted Stock otherwise issuable with respect to such Annual Equity Award.  Restricted Stock Units will be credited to an Eligible Director’s Account as of the applicable Grant Date.

(b)All shares of Restricted Stock granted as Annual Equity Awards shall (i) be subject to the vesting provisions set forth in Section 7.1; (ii) until the Vesting Date, be nontransferable and not subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment, or in any other manner made subject to a hedge transaction or puts and calls; and (iii) entitle the holder to all the rights of a stockholder, including voting and rights to receive dividends and distributions with respect to such shares, but shall be subject to transfer restrictions until the Vesting Date.  All shares of Restricted Stock that are unvested as of the Termination Date, after giving effect to Section 7.1, shall be forfeited to the Company for no consideration on such Termination Date. The Non-Employee Director will be reflected on the Company’s books as the owner of record of the shares of Restricted Stock as of the Grant Date.  The Company will hold the share certificates for safekeeping, or otherwise retain the shares in uncertificated book entry form, until the shares of Restricted Stock become vested and non-forfeitable.  Any such share certificates shall bear an appropriate legend regarding nontransferability of the shares until the Vesting Date.  All regular cash dividends on such shares of Restricted Stock will be paid directly to the Non-Employee Director on the applicable dividend payment dates.  As soon as practicable after the Vesting Date of the shares of Restricted Stock, the Company will deliver a share certificate to the Non-Employee Director, or deliver shares electronically or in certificate form to the Non-Employee Director’s designated broker on such director’s behalf, for such vested shares.  Restricted Stock Awards will be evidenced by written documentation, in a form approved by the Plan Administrator, which shall be subject to the terms and conditions of the Plan and the applicable Equity Plan.

(c)All Deferred Restricted Stock Units granted as Annual Equity Awards shall (i) be subject to the vesting provisions set forth in Section 7.1; (ii) be nontransferable and not subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment, or in any other manner made subject to a hedge transaction or puts and calls; and (iii) be settled in shares of Common Stock, to the extent vested, upon the Non-Employee Director’s Payment Date.  All Deferred Restricted Stock Units that are unvested as of the Non-Employee Director’s Payment Date, after giving effect to Section 7.1, shall be forfeited to the Company for no consideration on such Payment Date.  Upon the Payment Date for any Deferred Restricted Stock Units, the Company shall issue to the Non-Employee Director, or the Non-Employee Director’s estate as applicable, a number of shares of Common Stock equal to the number of vested Deferred Restricted Stock Units then credited to the Non-Employee Director’s Account.  The grant of a Deferred Restricted Stock Unit shall not entitle the Non-Employee Director to voting or other rights as a stockholder until shares of Common Stock are issued to the holder upon the Payment Date, but shall entitle the Non-Employee Director to receive dividend equivalents under Section 8. Deferred Restricted Stock Units will be evidenced by written documentation in a form approved by the Plan Administrator, which shall be subject to the terms and conditions of the Plan and the applicable Equity Plan.

(d)Unless the Committee authorizes otherwise pursuant to Section 5.3(e), the Annual Equity Award to Non-Employee Foreign Directors shall be granted in the form of a number of shares of Restricted Stock Units equal to the quotient, rounded down to the nearest whole share, obtained by dividing the amount of the Annual Equity Award Value by the Fair Market Value of one share of Common Stock on the applicable Grant Date.  Restricted Stock Units will be credited to a Non-Employee Foreign Director’s Account as of the applicable Grant Date.  All Restricted Stock Units granted as Annual Equity Awards shall (i) be subject to the vesting provisions set forth in Section 7.1; (ii) until the Vesting Date, be nontransferable and not subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment, or in any other manner made subject to a hedge transaction or puts and calls; and (iii) be settled in shares of Common Stock, to the extent vested, upon the Non-Employee Foreign Director’s Vesting Date.  All Restricted Stock Units that are unvested as of the Non-Employee Foreign Director’s Vesting Date, after giving effect to Section 7.1, shall be forfeited to the Company for no consideration on such Vesting Date.  Upon the Vesting of any Restricted Stock Units, the Company shall issue to the Non-Employee Foreign Director, or the Non-Employee Foreign Director’s estate, as applicable, a number of shares of Common Stock equal to the number of vested Restricted Stock Units then credited to the Non-Employee Foreign Director’s Account.  The grant of a Restricted Stock Unit shall not entitle the Non-Employee Foreign Director to voting or other rights as a stockholder until shares of Common Stock are issued to the holder upon the Vesting. If the Company declares a cash dividend payable to the holders of its Common Stock generally, then, on the payment date of the dividend, each Non-Employee Foreign Director who has been credited with Restricted Stock Units will be credited with a number of additional Restricted Stock Units equal to the quotient, rounded down to the nearest whole share, determined by dividing (i) the product of (A) the amount of the cash dividend per share of Common Stock multiplied by (B) the number of whole Restricted Stock Units credited to the Non-Employee Foreign Director’s Account as of the dividend record date, by (ii) the Fair Market Value of a share of Common Stock on the payment date of the dividend.  The additional Restricted Stock Units so credited shall have the same Vesting Dates, to the extent applicable, and shall be paid at the same time and in the same manner as the Restricted Stock Units underlying the original Awards. Restricted Stock Units will be evidenced by written documentation in a form approved by the Plan Administrator, which shall be subject to the terms and conditions of the Plan and the applicable Equity Plan.

(e)Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole discretion, exclude any Non-Employee Foreign Director from participation in all or any portion of the Plan, and provide for such excluded Non-Employee Foreign Director to receive such other remuneration for services as a Non-Employee Director, including, but not limited to, the grant of Restricted Stock Units on substantially equivalent terms as Restricted Stock Awards, or other equity compensation on other terms and conditions, to the extent that the Committee, in its discretion, believes such alternate remuneration to be necessary or advisable to accommodate differences in applicable law, tax policy or custom, or to qualify for preferred tax treatment under foreign tax laws or to otherwise comply with regulatory requirements of local or foreign jurisdictions, while furthering the purposes of the Plan. The Committee may also establish or approve any sub-plans to the Plan as it believes to be necessary or appropriate for these purposes without altering the terms of the Plan in effect for Non-Employee Directors; provided, however, that the Committee may not make any sub-plan that causes the Plan to cease to satisfy any conditions under Rule 16b-3 under the Exchange Act. Subject to the foregoing, the Committee may amend, modify, administer or terminate such sub-plans, and prescribe, amend, modify and rescind rules and regulations relating to such sub-plans at any time.

5.4Cash Payment in Lieu of Restricted Stock, Deferred Restricted Stock Units, Restricted Stock Units or Other Equity Compensation.  In the event that sufficient shares of Common Stock are not available for issuance to pay an Annual Equity Award, in lieu thereof the Company may credit cash amounts, in lieu of Restricted Stock, Deferred Restricted Stock, Restricted Stock Units or other equity compensation, to the Accounts of one or more Non-Employee Directors for some or all of the amount of the Annual Equity Award Value, subject to any applicable Deferral Elections. The amount of the Annual Equity Award taken into consideration in determining Restricted Stock, Deferred Restricted Stock Units, Restricted Stock Units and other equity compensation shall be adjusted accordingly for the crediting of such cash amounts. Such credited cash amounts shall accrue interest at an annual rate of 6% and shall be paid, if, as and when the Vesting Date would have occurred had such payment been made in the form of Restricted Stock,  Restricted Stock Units or such other form of equity compensation authorized by the Committee from time to time, or, for any Eligible Director who made a valid Deferral Election with respect to an Annual Equity Award, the Payment Date for the vested Deferred Restricted Stock Units corresponding to such cash amount, as the case may be.

6. Elections

6.1Deferral Elections.  An Eligible Director shall be permitted to make a Deferral Election for each Plan Year with respect to the Annual Retainer and Annual Equity Award payable therein.  An Eligible Director’s Deferral Elections shall apply to the entire amount, but not less than the entire amount, of the Annual Retainer and/or Annual Equity Award payable in the Plan Year immediately following the Plan Year in which the Deferral Elections are made, subject to the election rules set forth in Sections 6.2 and 7.2 of the Plan.

6.2Election Rules.  Elections shall be made by filing with the Secretary of the Company a written Election Form substantially in the form attached hereto as Exhibit A in accordance with the following rules and the provisions of Section 7.2:

(a)An Eligible Director must make a Deferral Election for an Annual Retainer or Annual Equity Award by December 31st of the Plan Year immediately preceding the Plan Year in which such Annual Retainer would otherwise be paid or credited, and/or such Annual Equity Award would be granted, to such Non-Employee Director.

(b)Notwithstanding Section 6.2(a), Elections by a New Director may be made prior to the 30th day after the individual first becomes a New Director and shall be applicable prospectively only.  An individual who anticipates becoming a New Director may file his or her Elections in advance of becoming a New Director and any such Elections, if made before the date the individual becomes a New Director, shall apply to the Annual Retainer and Annual Equity Award next payable upon the individual becoming an Eligible Director.

(c)Deferral Elections may not be revoked or modified with respect to the Annual Retainer payable, or the Annual Equity Award to be awarded, during any Plan Year for which the Deferral Elections are effective. Deferral Elections will remain in effect from Plan Year to Plan Year unless modified prospectively by the Eligible Director for a subsequent Plan Year. Modifications to an Eligible Director’s current Deferral Elections for any subsequent Plan Year may be made by filing a new Election Form by December 31st of the Plan Year preceding the Plan Year for which the modified Deferral Elections are to become effective.

(d)Once deferred pursuant to an effective Deferral Election, an Annual Retainer payment and Annual Equity Award may not be distributed to an Eligible Director on any date other than the applicable Payment Date.

6.3Default Elections.  For the avoidance of doubt, if an Eligible Director does not have a valid Deferral Election in effect at the relevant time, his Annual Retainer will be paid in cash.  Subject to Section 5.4, if an Eligible Director does not have a valid Deferral Election in effect at the relevant time, his or her Annual Equity Award shall be awarded in the form of shares of Restricted Stock.

7.Vesting; Payment Elections and Payment Date

7.1Vesting.  All Restricted Stock Units and shares of Restricted Stock granted pursuant to Section 5 shall be subject to the following vesting provisions:

(a)Restricted Stock Units and shares of Restricted Stock granted pursuant to Section 5 shall be unvested, unexercisable and subject to risk of forfeiture on the Grant Date.

(b)Restricted Stock Units and shares of Restricted Stock shall each become vested and no longer subject to risk of forfeiture as to the full amount granted to such Non-Employee Director on the first anniversary of the Grant Date, provided that the Non-Employee Director is serving in that capacity on the applicable vesting date.

(c)In the event of the death or Disability of a Non-Employee Director, all unvested shares of Restricted Stock and all unvested Restricted Stock Units will immediately vest in full.

(d)  Subject to the provisions of Section 7.1(e), in the event of a Non-Employee Director’s cessation of service as a member of the Board upon or within one year following the occurrence of a Change in Control (other than for cause (as determined by the Board in its good-faith discretion), or due to the request of such Non-Employee Director, or as a result of a voluntary resignation), the unvested and forfeitable Annual Equity Awards outstanding as of the date of such termination shall immediately fully vest and be nonforfeitable as of the Termination Date.”

(e)In the event of a Non-Employee Director’s cessation of service at the expiration of the then-current term of directorship as a member of the Board due to the Company’s failure to re-nominate such Non-Employee Director for service on the Board (other than for cause (as determined by the Board in its good-faith discretion), or due to the request of such Non-Employee Director, or as a result of a voluntary resignation) or as a result of the Company’s stockholders failing to re-elect such Non-Employee Director for service on the Board

(other than for cause (as determined by the Board in its good-faith discretion)), all unvested shares of Restricted Stock and all unvested Restricted Stock Units will immediately vest in full on the Termination Date.

7.2Payment Elections.

(a)An Eligible Director who makes a Deferral Election pursuant to Section 6 may select an Elected Payment Date for a Stock Unit or Restricted Stock Unit Award on the date that he or she makes a Deferral Election for such Award.

(b)The Elected Payment Date for any Stock Unit Award or Restricted Stock Unit Award must be on or after January 1st of the second calendar year after the Grant Date with respect to such Award.

(c)To the extent that an Eligible Director does not make a valid Payment Election with respect to a Deferral Election, there shall be no Elected Payment Date for such Award (and no subsequent Payment Election shall be permitted with respect to such Award).

(d)Subject to Section 5.3(d), an Elected Payment Date may not be revoked with respect to an Award of Stock Units or Restricted Stock Units, except prior to December 31 of the Plan Year preceding the Plan Year in which the Award is to be made.

(e)An Elected Payment Date with regard to an Award of Stock Units or Restricted Stock Units may be changed only if the following is satisfied: (i) the subsequent payment election shall not take effect until at least 12 months after the date on which the subsequent election is made; (ii) the Elected Payment Date under the subsequent payment election must be at least five years after the Elected Payment Date of the current election; and (iii) the subsequent payment election is made at least 12 months prior to the Elected Payment Date under the current election.

7.3Payment Date.

(a)Stock Units and vested Restricted Stock Units credited to an Eligible Director’s Account shall be distributed in accordance with the requirements of Code Section 409A (including without limitation Section 409A(a)(2) of the Code) as soon as practicable (but in no event more than thirty (30) days) following the earliest of:

(1)	The applicable valid Elected Payment Date (if any) for any Stock Unit or Restricted Stock Unit;

(2)	The Non-Employee Director’s Termination Date;

(3)	The date the Non-Employee Director becomes Disabled;

(4)	The date of the Non-Employee Director’s death;

(5)	The effective date of a Change in Control Event; or

(6)	The occurrence of an Unforeseeable Emergency with respect to the Non-Employee Director.

(b)The amount distributed under Sections 7.3(a)(1) shall be the amount in the Account covered by the applicable Elected Payment Date. The amount distributed under Sections 7.3(a)(2)-(5) shall be the whole vested amount in the Account.

(c)The amount distributed under Section 7.3(a)(6) shall not exceed the amount necessary to satisfy such Unforeseeable Emergency plus the amount necessary to pay taxes reasonably anticipated as a result of the distribution (the “Unforeseeable Emergency Amount”), after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Eligible Director’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Board shall have full and final authority to determine the Unforeseeable Emergency Amount, and shall make such determination consistent with Section 409A. After such distribution of the Unforeseeable Emergency Amount, amounts remaining in the Eligible Director’s Account shall continue to be subject to the terms of the Plan.

8. Dividend Equivalents

If the Company declares a cash dividend payable to the holders of its Common Stock generally, then, on the payment date of the dividend, each Eligible Director who has made a Deferral Election will be credited with a number of additional Stock Units or Restricted Stock Units, as applicable, equal to the quotient, rounded down to the nearest whole share, determined by dividing (i) the product of (A) the amount of the cash dividend per share of Common Stock multiplied by (B) the number of whole Stock Units and whole Restricted Stock Units credited to the Eligible Director’s Account as of the dividend record date, by (ii) the Fair Market Value of a share of Common Stock on the payment date of the dividend.  The additional Stock Units or Restricted Stock Units so credited shall have the same Vesting Dates, to the extent applicable, and shall be paid at the same time and in the same manner as the Stock Units or Restricted Stock Units underlying the original Award. No adjustments for dividends shall be made to any Option previously granted under the Plan if the record date of any dividend is prior to the date of issuance of the shares of Common Stock purchased pursuant to exercise of the Option.

9. Adjustments for Corporate Transactions and Other Events

9.1Changes in Capital Structure; Fractional Awards.  In the event of a stock dividend on, or stock split or reverse stock split affecting, the Common Stock, the number of shares of unvested Restricted Stock and the number of Stock Units and Restricted Stock Units credited to each Non-Employee Director’s Account subject to the relevant record and payment dates of such stock dividend, stock split or reverse stock split shall, without further action of the Board, be adjusted to reflect such event.  Fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split shall be rounded down to the nearest whole share or cent.

9.2Other Transactions Affecting the Common Stock.  The terms and conditions of this Plan and any applicable Award agreement, including without limitation the vesting provisions of Section 7, will apply with equal force to any additional and/or substitute securities or other property (including cash) received by a Non-Employee Director in exchange for, or by virtue of his holding or having been credited with, an Award, whether such additional and/or substitute securities or other property are received as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, share exchange, or similar event.

9.3Unusual or Nonrecurring Events. The Board shall make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

10. Compliance With Other Laws and Regulations

The Plan, the grant of Awards, and the obligation of the Company to issue and deliver shares of Common Stock upon vesting of shares of Restricted Stock or upon the payment   of any Stock Units or Restricted Stock Units or upon exercise of Options shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by such governmental or regulatory agency or national securities exchange as may be required.  The Company shall not be required to issue any shares upon vesting of shares of Restricted Stock, upon the payment of any Stock Units or Restricted Stock Units or upon exercise of Options, if the issuance of such shares shall constitute a violation by the Non-Employee Director or the Company of any provisions of any law or regulation of any governmental authority or national securities exchange.  Each Award granted under this Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine that (a) the listing, registration or qualification of the shares subject thereto on any securities exchange or trading market or under any state or federal law of the United States or of any other country or governmental subdivision thereof, (b) the consent or approval of any governmental regulatory body, or (c) the making of investment or other representations are necessary or desirable in connection with the issue or purchase of shares subject thereto, no shares of Common Stock may be issued upon grant, vesting, or exercise of any Award unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained, free of any conditions not acceptable to the Plan Administrator. Any determination in this connection by the Plan Administrator shall be final, binding, and conclusive.

11. Modification and Termination

The Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part.

12. Successors

All obligations of the Company under the Plan will be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or otherwise.

13. Reservation of Rights

Nothing in this Plan or in any award agreement granted hereunder will be construed to limit in any way the Board’s right to remove a Non-Employee Director from the Board of Directors.

14. Legal Construction

14.1Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein will also include the feminine; the plural will include the singular and the singular will include the plural.

14.2Requirements of Law.  The issuance of payments under the Plan will be subject to all applicable laws, rules, and regulations.

14.3Tax Law Compliance.  To the extent any provision of the Plan or action by the Board or Plan Administrator would subject any Non-Employee Director to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board.  It is intended that the Plan and all Awards granted thereunder will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, and the Plan and all Award agreements shall be interpreted and construed on a basis consistent with such intent.  The Plan and all Award agreements may be amended in any respect deemed necessary (including retroactively) by the Board in order to preserve compliance with Section 409A of the Code.

14.4Unfunded Status of the Plan.  The Plan is intended to constitute and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan for a select group of management under the Employee Retirement Income Security Act of 1974, as amended.  To the extent that any Non-Employee Director or other person acquires a right to receive payments from the Company pursuant to the Plan or any Award made under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

14.5Governing Law.  The validity, construction and effect of the Plan, of Award agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Plan Administrator relating to the Plan or such Award agreements, and the rights of any and all persons having or claiming to have any interest herein or hereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

14.6Nontransferability.  A Non-Employee Director’s Account may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  All rights with respect to an Account and other Awards will be available during the Non-Employee Director’s lifetime only to the Non-Employee Director or the Non-Employee Director’s guardian or legal representative.  The Board of Directors may, in its discretion, require a Non-Employee Director’s guardian or legal representative to supply it with evidence the Board of Directors deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Non-Employee Director.

15. Claims Procedure

15.1Initial Claims.  In the event that a dispute arises over any payment or Award under this Plan and the payment or Award is not paid or delivered to the Non-Employee Director (or to the Non-Employee Director’s estate in the case of the Non-Employee Director’s death), the claimant of such payment or Award must file a written claim with the Plan Administrator within 60 days from the date payment or delivery is refused.  The Plan Administrator shall review the written claim and, if the claim is denied in whole or in part, shall provide, in writing and within 90 days of receipt of such claim, the specific reasons for such denial and reference to the provisions of this Plan or the applicable Equity Plan upon which the denial is based and any additional material or information necessary to perfect the claim.  Such written notice shall further indicate the steps to be taken by the claimant if a further review of the claim denial is desired.

15.2Appeals.  If the claimant desires a second review, he or she shall notify the Plan Administrator in writing within 60 days of the first claim denial.  The claimant may review the Plan, the applicable Equity Plan or any documents relating thereto and submit any written issues and comments he or she may feel appropriate.  In its discretion, the Plan Administrator shall then review the second claim and provide a written decision within 60 days of receipt of such claim.  This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan or the applicable Equity Plan upon which the decision is based.

* * * * *

Exhibit A

ELECTION FORM FOR UNITED STATES DIRECTORS

UNDER THE

FTI CONSULTING, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

___ Director Service Period

YOU MUST COMPLETE A NEW FORM DESIGNATING THE ELECTED PAYMENT DATE(S) IF (I) YOU PREVIOUSLY MADE AN ELECTION TO DEFER YOUR ANNUAL RETAINER OR EQUITY PAYMENT IN THE FORM OF STOCK UNITS OR RESTRICTED STOCK UNITS, (II) YOU WISH TO CONTINUE SUCH ELECTIONS, AND (III) YOU WISH TO DESIGNATE ELECTED PAYMENT DATE(S) FOR THE 2016 DEFERRED PAYMENT(S).

Complete Section II, if You Choose To Make a Deferral Election For Compensation Payable As Of the ___ Annual Meeting of Stockholders Which Covers the ____/____ Director Service Period.

Complete Section III, if you Wish to Designate an Elected Payment Date For Your Deferred Payments.

The Undersigned hereby elects to receive all compensation earned for service on the Board of Directors (the “Board”) and the Committees of the Board of FTI Consulting, Inc. (the “Company”) pursuant to the FTI Consulting, Inc. Non-Employee Director Compensation Plan, as amended and in effect on the applicable payment date (the “Director Plan”), as specified below.

SECTION I.

____ Annual Meeting CASH COMPENSATION PAYMENT 1

[Please Mark Section II to Elect Payment Deferral Option]

1.	Annual Cash Retainer: You will be eligible to receive an annual retainer payment for services rendered for the period beginning on the ____ annual meeting date to the ____ annual meeting date

I Elect:

[ ]  100% of my Annual Retainer Fee (including Chairman of the Board and Committee Chair fees (as applicable)) (the “Annual Retainer”) payable to me pursuant to the

[1]	All non-employee director compensation payments are contingent upon the individual continuing as a non-employee director of FTI Consulting, Inc. following the ____ annual meeting of stockholders.

Director Plan in the form of cash in such amount and on such terms as determined in accordance with the Director Plan.

2.

Annual Equity Compensation:  You will be eligible to receive an annual equity award (the “Annual Equity Award”) for services rendered for the period beginning on the ____ annual meeting date to the ____ annual meeting date

I Elect:

[ ]   100% of my Annual Equity Award payable to me pursuant to the Director Plan in the form of restricted shares of common stock or restricted stock units of the Company in such amount and on such terms as determined in accordance with the Director Plan.

SECTION II.

DEFERRAL ELECTION [OPTIONAL]

[Please Mark Section III to Elect Payment Deferral Option]

1.	Annual Retainer

I Elect:

[ ]   100% of my Annual Retainer payable to me pursuant to the Director Plan in the form of deferred stock units (“Stock Units”), subject to the terms and conditions of the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan, as amended and restated effective June 3, 2015, as further amended from time to time (f/k/a the FTI Consulting, Inc. Deferred Compensation Plan for Key Employees and Non-Employee Directors) (the “2009 Plan”).

2.	Annual Equity Compensation

I Elect

[ ]   100% of my Annual Equity Award payable to me pursuant to the Director Plan in the form of deferred restricted stock units (“Restricted Stock Units”), subject to the terms and conditions (including vesting condition), of the Director Plan and 2009 Plan.

SECTION III.

DEFERRAL ELECTED PAYMENT DATE [OPTIONAL]

Subject to the terms and conditions of the 2009 Plan, I hereby make the following payment date election for deferred compensation elected in Section II payable in calendar year 2016:

[ ]   I elect ____________, 2___ as my Elected Payment Date with regard to a grant (if any) of Stock Units awarded under the 2009 Plan in calendar year ____. The earliest Elected Payment Date permitted is January 1, ____.

[ ]   I elect ____________, 2___ as my Elected Payment Date with regard to a grant (if any) of Restricted Stock Units awarded under the 2009 Plan in calendar year ____. The earliest Elected Payment Date permitted is January 1, ____.

This Elected Payment Date shall only be effective with regard to a grant (if any) of Stock Units and/or Restricted Stock Units made under the Director Plan in calendar year ____. This Elected Payment Date shall not be valid for any grant of Stock Units and/or Restricted Stock Units made after such calendar year, and a new Elected Payment Date will have to be chosen for grants (if any) in future years.

In making the foregoing elections, I certify that I understand that:

•

My Annual Retainer and Annual Equity Award shall be payable to me only as elected in this Election Form and as described in the Director Plan and 2009 Plan and shall not be distributable other than as indicated therein; except that, if there are insufficient shares of common stock available under an equity compensation plan approved by stockholders of FTI Consulting, Inc. at the time of payment, the Company shall prorate your annual compensation between cash and shares of common stock, to the extent available under the 2009 Plan, or shall pay your compensation in cash subject in all cases to the same vesting and pay-out terms as would have been applicable had such compensation been in the form of stock.

•	I understand that this Election Form must be returned to and in the hands of the Company by no later than December 31, ____ to be effective.
•

My election shall remain in effect and apply to all amounts of Annual Retainer and Annual Equity Award, as the case may be, payable to me for the plan year for which such election is made, and shall remain in effect for each subsequent plan year, unless I terminate or modify such election in writing on or before the last day of the plan year preceding the plan year for which I would like such termination or modification to apply.

•

Defined terms in this Election Form have the meanings given them in the Director Plan or 2009 Plan, as applicable. I have read and understand the Director Plan and 2009 Plan and I have consulted with my own legal or tax advisor before completing and signing this Election Form and I am not relying on any representation of the Company in making my elections.

•

The Board may at any time and from time to time alter, amend, modify or terminate the Director Plan or 2009 Plan, as the case may be, in whole or in part, and any such alteration, amendment, modification or termination may affect my election to the extent provided in the Director Plan and/or 2009 Plan, as amended or modified, or applicable law.

•

I understand that if I do not specify an earlier Elected Payment Date for any deferred amounts, deferred amounts will not be paid out to me until a distribution event pursuant to Article 6 of the 2009 Plan, including:

(a)	the date of the participant’s Separation from Service (as defined in the 2009 Plan);
(b)	the date that the participant becomes Disabled (as defined in the 2009 Plan);
(c)	the date of the participant’s death;
(d)	the date of a Change in Control (as defined in the 2009 Plan); and
(e)	the occurrence of an Unforeseeable Emergency (as defined in the 2009 Plan or Section 409A of the Internal Revenue Code of 1986, as amended) with respect to the participant.

•	I understand that this election is irrevocable.

•

I understand that awards and benefits under the 2009 Plan and the Director Plan are unfunded and unsecured; as such, my right to future payments is limited to that of a general unsecured creditor of the Company.

I acknowledge having received copies of the Director Plan and the related Prospectus and the 2009 Plan and related Prospectus and that I understand their terms and provisions, including the provisions limiting revocation and modification of my elections.

Date	Print Name:

Received by FTI Consulting, Inc.

By:
Name:
Title:
Date: